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21.1  Subsidiaries of the Company

Mercury Casualty Company
Mercury Insurance Company
Mercury Insurance Company of Illinois
Mercury Indemnity Company of Illinois
Mercury Insurance Company of Georgia
Mercury Indemnity Company of Georgia
Mercury Insurance Services LLC
Mercury County Mutual Insurance Company*
California Automobile Insurance Company
California General Underwriters Insurance Company, Inc.
Concord Insurance Services, Inc. *
American Mercury Insurance Company
American Mercury Lloyds Insurance Company*
AFI Management Company, Inc.
American Mercury MGA, Inc.

* Controlled by Mercury General Corporation